Exhibit 10.5

RAIT FINANCIAL TRUST

2015 LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD

GRANT AGREEMENT

AMENDMENT 2016-1

To:[Eligible Officer]

This Amendment is hereby made to the Performance Share Unit Award (the “Award”) effective March 31, 2015 under the RAIT Financial Trust (“RAIT”) 2015 Long Term Incentive Plan (“Long Term Equity Plan”) adopted under Article IV the RAIT 2012 Incentive Award Plan (the “Plan”).   The Award, as set forth in the Grant Agreement (attached at Exhibit I) is hereby amended as set forth in this Amendment 2016-1 effective immediately to (i) add language allowing for the immediate vesting of the Award upon your “Retirement” and (ii) to clarify the time-based vesting provisions of the Award.  Provisions added by this Amendment are in italics and provisions removed are ~~stricken.~~

Vesting

The Units awarded pursuant to the terms of this Grant Agreement and the Long Term Equity Plan, shall vest 50% upon achievement of the Performance Targets determined as of the last day of the three year performance period (the “Performance Period”).  The Compensation Committee will make a determination on your satisfaction of Performance Targets within three months of the completion of the Performance Period (the “Determination Date”), which shall also be the initial vesting date of such Units.  The remaining 50% of the Performance Share Units shall vest on the first anniversary of the last day of the Performance Period.  ~~Determination Date~~.  In each case, vesting is contingent upon your continued employment through the vesting date and subject to the terms of any employment agreement between you and RAIT or any subsidiary of RAIT.  The above notwithstanding, if your employment is terminated due to death, or disability, other than voluntarily or for cause (as defined in the your employment agreement) (a “Qualified Termination”) prior to the conclusion of the Performance Period, then such performance period will be shortened to conclude on the date of such Qualified Termination (a “Shortened Performance Period”).  In such event, the Compensation Committee will determine within three months after the date of such Qualified Termination the number of Performance Share Units earned, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award.  Your earned Performance Share Units, if any, will vest as of the date that the Compensation Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period.  The number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the number of Performance Share Units earned by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period.  If the Performance Targets are not met, you will not vest in any Units.

Vesting at Retirement

If your employment is terminated due to “Retirement” (as defined below)  Performance Share Units shall vest in the following manner.   If your Retirement occurs during the Performance Period, the number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the Performance Share Units earned in the Performance Period pursuant to Appendix A by a fraction, the numerator is the number of days from the beginning of the Performance Period to the date of your Retirement and the denominator of which is the total  number of days in the 3-year Performance Period.

If your Retirement occurs after the Performance Period, 100% of your Performance Share Units earned in the Performance Period shall vest upon Retirement.

The above notwithstanding in no event shall you vest in any Performance Share Units if the Performance Targets are not met.

For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.”  The Rule of 70 shall be satisfied upon (1) completion of at least fifteen (15) years of service with RAIT or its related entities; (2) attainment of age 55 and (3) your combined age and service equals at least 70.   You may separate upon Retirement subject to (i) your providing at least six (6) months’ advanced notice to RAIT; and (ii) your consent to enter into non-compete, non-solicitation agreement with RAIT (including related entities) for a period of up to three years (or such shorter period as permitted under applicable state law); and (iii) your execution of a release in favor of RAIT (including its related entities, officers, directors, members and employees) of all potential claims arising in the context of your employment.  Any or all of the above conditions may be waived or modified at the sole discretion of the Compensation Committee.

Redemption

Promptly following the Committee’s determination that any Units have vested, RAIT shall notify you (or your personal representative, heir or legatee in the event of your death or incapacity) that your Units are redeemable pursuant to Section 4.04 of the Plan and shall, within 60 days following such notification ~~upon request by you (or your personal representative, heir or legatee in the event of your death or incapacity)~~, deliver a certificate for such shares; provided, however, that RAIT, in its sole discretion, shall have the option to pay you the fair market value of the shares, which shall be measured as of the date when the right to the shares became vested, in lieu of delivery of the certificate. The Committee may condition delivery of the certificate or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the certificate or cash, as applicable, is being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a share when the right to the shares became vested.

The above notwithstanding, in the event that the Units vest due to Retirement, 50% of the earned Units are redeemable as of the Determination Date and the remaining 50% shall be redeemable on the first anniversary of the last day of the Performance Period.

BY SIGNING BELOW AND ACCEPTING THIS AMENDMENT 2016-01 TO THE GRANT AGREEMENT AND THE AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	[Eligible Officer], Grantee

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